EXHIBIT 10.3


                    EMPLOYMENT  AGREEMENT


     This Employment Agreement (the "Agreement") is entered into by and between Apria Healthcare Group Inc. (the "Company") and
Philip L. Carter (the "Executive"), as of the 5th day of May,
1998.

I.   EMPLOYMENT.

     The Company hereby employs the Executive and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth, from May 5, 1998, to and including April 30, 2002. The period of employment covered by this Agreement shall be automatically extended for an additional year until April 30, 2003, unless either party shall send the other a notice prior to November 1, 2002, declining to accept such extension.

II.  DUTIES.

     A. The Executive shall serve during the course of his employment as the Chief Executive Officer of the Company,
reporting to the Board of Directors.   The Executive shall be
the senior executive officer of the Corporation, with the authority to supervise and direct the other officers and employees of the Corporation, and with authority from time to time to delegate to other officers such executive and other powers with duties as he shall deem appropriate, subject in all respects to the authority of the Board.

     B. The Executive agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent the Executive, upon approval of the Board of Directors of the Company, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company. Nothing herein shall prevent the Executive from investing in real estate for his own account or from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of the Company or in competition with any present or future affiliate of the Company.

III. COMPENSATION.

     A. The Company will pay to the Executive a base salary at the rate of $500,000 per year. Such salary shall be payable in periodic installments in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholdings and other authorized deductions. The Executive's salary may be increased from time to time at the discretion of the Company's Board of Directors or its Compensation Committee.

     B. Annual Bonus, Incentive, Savings and Retirement Plans. The Executive shall be entitled to participate in all annual bonus, incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company, including without limitation the Company's Incentive Compensation Plan at the 40% target level, with
eligibility for over-achievement up to 80% of base salary.   For
the 1998 fiscal year, the Executive's bonus under the Incentive Compensation Plan shall be not less than $200,000, payable on the earlier of (i) the last day of the Executive's employment, in the event the Company terminates his employment for other than Cause or death or Disability (as such terms are defined below) or in the event the Executive terminates his employment for Good Reason (as defined below, but not including a termination for Good Reason as defined under Section IV-D-3(b)-
(iv) if the Executive gives notice terminating his employment prior to January 4, 1999), or (ii) January 4, 1999.

     C. Welfare Benefit Plans. The Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by the Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out the Executive.

     D. Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other executives of the Company.

     E. Fringe Benefits. The Executive shall be entitled to fringe benefits, including without limitation (i) a car allowance of $8,400 per year, payable in periodic installments in accordance with the Company's customary practices, (ii) reasonable access to the Company's independent auditors for personal financial planning, (iii) reasonable travel and entertainment expenses of the Executive's spouse, on an actually incurred basis when necessary in connection with participation in Company events, and (iv) such other benefits in accordance with the plans, practices, programs and policies as may be in effect generally with respect to other executives of the Company.

     F. Vacation. The Executive shall be entitled to four weeks of paid vacation annually, to be available and prorated monthly during the term of this Agreement and otherwise to be consistent with the vacation policy and practice applicable to other executives of the Company.

           G.         Stock Options.   Within ten days following
the execution and delivery of this Agreement, the Company shall deliver to the Executive one or more signed stock option agreements dated May 5, 1998, evidencing the Executive's right to purchase a total of 750,000 shares of the Company's common stock at a price per share equal to $9.00. Such stock options shall have a ten-year term and shall be consistent with the form of stock options generally provided to the Company's executives, except that the vesting shall be as follows:

     (i) 375,000 shares shall vest and become exercisable immediately as of the date of this Agreement, and

     (ii) 187,500 shares shall vest and become exercisable on the first date subsequent to May 5, 1999 on which the average closing price of the Company's common stock traded on the New York Stock Exchange during any period of 90 consecutive calendar days subsequent to May 5, 1998 shall have been greater than $14.00 per share, and

     (iii) 187,500 shares shall vest and become exercisable on the first date subsequent to November 5, 2000 on which the average closing price of the Company's common stock traded on the New York Stock Exchange during any period of 90 consecutive calendar days subsequent to May 5, 1998 shall have been greater than $18.00 per share.

Such options shall also provide that all unvested portions of said options shall immediately vest and become exercisable (i) in the event a Change of Control (as defined below) occurs subsequent to January 1, 1999, and (ii) in the event that, prior to November 5, 2000, the Executive's employment is terminated by the Company other than for Cause or if the Executive terminates his employment for Good Reason (as defined below, but not including a termination for Good Reason as defined under Section IV-D-3(b)-(iv) if the Executive gives notice terminating his employment prior to January 1, 1999.
All vested portions of such options shall remain exercisable for a period of three years following any termination of the Executive's employment other than for Cause.

     H.   Relocation.    In order to facilitate his employment
and performance under this Agreement, the Executive agrees, as promptly as practical, to relocate his principal residence to Orange County, California. In connection with such relocation, the Company will reimburse the Executive for his reasonable relocation costs in accordance with the Company's Policy No. D-9C, such reimbursable costs to include the moving of the Executive's household goods and furnishings, closing costs on the sale of his present home (including, if incurred, a sales commission of up to 6% of the sales price), closing costs, if incurred, on the purchase of his new home (including, if incurred, up to 1.5 points on any mortgage loan arranged at the time of purchase) and a lump sum amount of $1,500 for incidentals in connection with the relocation. Such reimbursements will be made promptly upon delivery by the Executive to the Company of appropriate receipts in accordance with the Company's normal practices, and will be "grossed-up" to compensate the Executive for the Federal and State tax implications of the reimbursement.

IV.  TERMINATION.

     A. Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section XVIII of its intention to terminate the

Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

     B. Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has engaged in or committed: willful misconduct; theft, fraud or other illegal conduct; failure to substantially perform his duties (other than such failure resulting from the Executive's Disability) for a 30-day period after written demand for substantial performance is delivered by the Company that specifically refers to this paragraph and identifies the manner in which the Company believes the Executive has not substantially performed his duties; insubordination; any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company; violation of any fiduciary duty; violation of the Executive's duty of loyalty to the Company; or a breach of any term of this Agreement. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered willful unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without delivery to the Executive of a notice of termination signed by the Company's Chairman of the Board stating that the Board of Directors of the Company has determined that the Executive has engaged in or committed conduct of the nature described in the second sentence of this paragraph, and specifying the particulars thereof in detail.

     C.   Other than Cause or Death or Disability.  The
Executive or the Company may terminate the Executive's employment at any time, without Cause, by giving the other party to this Agreement at least 30 days advance written notice of such termination, subject to the provisions of this Agreement.

     D.   Obligations of the Company Upon Termination.

     1. Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) the Executive's base salary through the date of termination to the extent not theretofore paid, plus (ii) any earned vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; and (b) payment to the Executive or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.

     2. Cause. If the Executive's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than for the timely payment of the Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this Section IV-D-2, then the Company's decision to terminate shall be deemed to have been made under Section IV-D-3 and the amounts payable thereunder shall be the only amounts the Executive may receive for his termination.

     3.   Other than Cause or Death or Disability.

     (a) If, during the term of this Agreement , (i) the Company terminates the Executive's employment for other than Cause or death or Disability, or (ii) the Executive terminates his employment hereunder with Good Reason (as defined below), this Agreement shall terminate and the Executive shall be entitled to receive a severance payment payable in one lump sum upon the termination of his employment in an amount equal to 300% of his Annual Compensation (as defined below).

     Any payment made pursuant to this Section IV-D-3(a) shall be reduced by all amounts required to be withheld by applicable law, and shall only be made in exchange for a valid release of all claims the Executive may have against the Company in a form acceptable to the Company. Such payment shall constitute the sole and entire obligation of the Company to provide any compensation or benefits to the Executive upon termination, except for obligations under the Company's 401(k) Savings Plan, obligations pursuant to the terms of any outstanding stock option agreements and the Company's obligation to provide the benefits required by Section IV-D-3(d) below, and except that the Company will also pay to the Executive any Accrued Obligations (as defined in Section IV-D-1).

     (b)  The term "Good Reason" means:

          (i) if the Executive's annual base salary is reduced, except for a general one-time "across-the board" salary reduction not exceeding ten percent (10%) which is imposed simultaneously on all officers of the Company; or

          (ii) if, following the Executive's relocation to Orange County, California, the Company requires the Executive to be based at an office location which will result in an increase of more than thirty (30) miles in the Executive's one-way commute; or

         (iii) if the Company's Board of Directors does not permit the Executive to continue to serve as the Chief Executive Officer with the responsibilities as described in Section II-A or another mutually acceptable senior executive position; or

          (iv) if a Change of Control of the Company occurs and, at any time concurrent with or during the six-month period following said Change of Control, the Executive shall have sent to the Chairman of the Company a written notice terminating his employment on a date specified in said notice.

     (c) The term "Annual Compensation" means an amount equal to the Executive's annual base salary at the rate in effect on the date on which the Executive received or gave written notice of his termination, plus the sum of (i) an amount equal to the average of the Executive's two most recent annual bonuses, if any, received under the Company's Incentive Compensation Plan prior to the notice of termination, (ii) the amount of the Executive's annual car allowance, and (iii) an amount determined by the Company from time to time in its sole discretion to be equal to the average annual cost for Company employees of obtaining medical, dental and vision insurance under COBRA, which amount is hereby initially determined to be $5,000. In the event that such notice of termination is received or given by the Executive (but not including any notice of termination given by the Executive pursuant to Section IV-D-3(b)-(iv) if the Executive gives such notice prior to January 4, 1999) prior to January 4, 1999, then solely for purposes of calculating Annual Compensation, the Executive's average of his two most recent annual bonuses shall be deemed to be his guaranteed 1998 minimum bonus of $200,000.

     (d)  A "Change of Control"  shall be deemed to have occurred if:

          (i) any "person," as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") is, becomes or enters a contract to become, the "beneficial owner", as such term is used in Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities representing twenty-five percent (25%) or more of the voting common stock of the Company;

          (ii) all or substantially all of the business of the Company is disposed of, or a contract is entered to dispose of all of the business of the Company pursuant to a merger, consolidation other transaction in which
          (a) the Company is not the surviving company or (b) the stockholders of the Company prior to the transaction do not continue to own at least sixty percent (60%) of the surviving corporation;

          (iii) the Company is materially or completely liquidated; or

          (iv) any person (other than the Company) purchases any common stock of the Company in a tender or exchange offer with the intent, expressed or implied, of purchasing or otherwise acquiring control of the Company.

     Notwithstanding clause (i) above, a "Change of Control" shall not be deemed to have occurred solely because a person shall be, become or enter into a contract to become the beneficial owner of 25% or more, but less than 40%, of the voting common stock of the Company, if and for so long as such person is bound by, and in compliance with, a contract with the Company providing that such person may not nominate, vote for, or select more than a minority of the directors of the Company. The exception provided by the preceding sentence shall cease to apply with respect to any person upon expiration, waiver, or non-compliance with any such contract, by which such person was bound.

     (e) In the event of any termination of the Executive's employment pursuant to Section IV-D-3(a), the Company shall, for a period of one year following the termination date, provide the Executive with appropriate office space in a furnished office suite, including reasonable secretarial, telephone, copying and delivery services. The Company shall not be required to spend more than a total of $50,000 to provide this benefit to the Executive.

     4. Exclusive Remedy. The Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

V.   ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement or Executive's employment by the Company shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association's National Rules for Resolution of Employment Disputes as then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections VI, VII, or VIII of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided, further, that the Executive shall be entitled to seek specific performance of his right to be paid until the date of employment termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The fees and expenses of the arbitrator shall be borne by the Company.

VI. ANTISOLICITATION.

     The Executive promises and agrees that during the term of this Agreement (including any renewal) and for a period of one year thereafter, he will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

VII. SOLICITING EMPLOYEES.

     The Executive promises and agrees that, for a period of one year following termination of his employment, he will not directly or indirectly solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his or her own employment to work for any other business, individual, partnership, firm, corporation, or other entity.

VIII.     CONFIDENTIAL INFORMATION.

     A. The Executive, in the performance of his duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but not limited to systems technology, field operations, reimbursement, development, marketing, organizational, financial, management, administrative, clinical, customer, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and will be available to the Executive in confidence. Except in the performance of duties on behalf of the Company, the Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of the Executive's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, notes, disks, diskettes, tapes, magnetic media, photographs, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which the Executive prepares, uses or encounters during the course of his employment, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in the Executive's possession or under the Executive's control.

     B. The Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company's Confidential Material by any means whatsoever and at any time before, during or after the Executive's employment with the Company shall constitute unfair competition. The Executive agrees that he shall not engage in unfair competition either during the time employed by the Company or any time thereafter.

IX.  PARACHUTE LIMITATION.

     Notwithstanding any other provision of this Agreement, the Executive shall not have any right to receive any payment or other benefit under this Agreement, any other agreement, or any benefit plan if such right, payment or benefit, taking into account all other rights, payments or benefits to or for the Executive under this Agreement, all other agreements, and all benefit plans, would cause any right, payment or benefit to the Executive under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b) (2) of the Internal Revenue Code as then in effect (a "Parachute Payment"). In the event that the receipt of any such right or any other payment or benefit under this Agreement, any other agreement, or any benefit plan would cause the Executive to be considered to have received a Parachute Payment under this Agreement, then the Executive shall have the right, in the Executive's sole discretion, to designate those rights, payments or benefits under this Agreement, any other agreements, and/or any benefit plans, that should be reduced or eliminated so as to avoid having the right, payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

X.   SUCCESSORS.

            A. This Agreement is personal to the Executive and shall not, without the prior written consent of the Company, be assignable by the Executive.

     B. This Agreement shall inure to the benefit of and be binding upon the Company, its subsidiaries and its successors and assigns and any such subsidiary, successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XI.  WAIVER.

     No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XII. MODIFICATION.

     This Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company's
Chairman.

XIII.     SAVINGS CLAUSE.

     If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect any other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

XIV. COMPLETE AGREEMENT.

     This Agreement constitutes and contains the entire agreement and final understanding concerning the Executive's employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

XV.  GOVERNING LAW.

     This Agreement shall be deemed to have been executed and delivered within the State of California and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XVI. CONSTRUCTION.

     In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XVII.  COMMUNICATIONS.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by courier, or if mailed by registered or certified mail, postage prepaid, addressed to the Executive at 10520 Wilshire Boulevard, #702, Los Angeles, California 90024, or addressed to the Company at 3560 Hyland Avenue, Costa Mesa, California 92626, Attention: Senior Vice President and General Counsel, with a copy to the attention of the Senior Vice President, Human Resources. Either party may change the address at which notice shall be given by written notice given in the above manner.

XVIII.    EXECUTION.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Xerographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

IX.  LEGAL COUNSEL.

     The Executive and the Company recognize that this is a legally binding contract and acknowledge and agree that they have each had the opportunity to consult with legal counsel of their choice.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


APRIA HEALTHCARE GROUP INC.            THE EXECUTIVE


By:
   -----------------------------       -----------------------------
   Ralph V. Whitworth                  Philip L. Carter
   Chairman